Exhibit 11.1

PROQR THERAPEUTICS N.V. GROUP

SECURITIES TRADING POLICY

1.	Summary

The Securities Trading Policy contains the rules for trading in shares of ProQR Therapeutics N.V. and any type of Financial Instruments (for definitions see the policy) related thereto, which includes options. In short, you are not allowed to trade with ProQR shares or related Financial Instruments when you are in the possession of Inside Information related to the company. Inside Information may include a broad range of information, including without limitation clinical trial results, (potential) business development deals and important financial information, as further described in this policy. The company may also impose black-out periods for the entire company or certain groups of colleagues, during which no trading is allowed. In case of doubt as to whether you can trade, please contact the Securities Trading Compliance Officer.

Please read this policy carefully. If you have any questions concerning this policy or its application to you in any situation, please speak with your supervisor or the Securities Trading Compliance Officer. You may also be asked periodically in succeeding years to confirm in writing your awareness of, and compliance, with this policy.

I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.

Sincerely,

Daniel de Boer, CEO

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

1.	Introduction

This Securities Trading Policy provides an overview of certain prohibitions and restrictions under Dutch and United States securities laws and regulations.

This Securities Trading Policy does not purport to be, and should not be relied upon as being, an exhaustive overview of all prohibitions and restrictions under Dutch and United States securities laws and regulations. If any person subject to this Securities Trading Policy has any questions concerning the application or interpretation thereof, or concerning the applicable rules under securities laws and regulations in general, he or she should first seek the advice of his or her immediate supervisor or department head, who will make a determination whether to consult the Securities Trading Compliance Officer. Persons subject to this Securities Trading Policy without an immediate supervisor or department head, may turn directly to the Securities Trading Compliance Officer.

This Securities Trading Policy has initially been adopted by the Management Board on 28 August, 2014, and it was amended on October 9, 2017, July 11, 2019, April 15, 2021, July 1, 2022, August 2, 2023, May 22, 2024 and most recently by the Audit Committee of the Board on 5 August 2025.

2.	Definitions

For the purpose of this Securities Trading Policy, capitalized terms shall have the meanings set forth below:

“Affiliated Persons” shall mean, in respect of an Insider for Notification Purposes:

(a)	his or her spouse, registered partner, or life partner or other persons co-habitating with him or her in a similar fashion;
(b)	his or her children who fall under his or her parental authority or who are placed under guardianship and for whom he or she was appointed as a guardian;
(c)	his or her other relatives by blood or marriage with whom he or she, on the date of the relevant transaction, has shared a common household for a period of at least one year;
(d)	an entity, trust or partnership, (i) the executive responsibility of which is vested in the relevant Insider for Notification Purposes or any of his or her Affiliated Persons as referred to under (a) through (c) above, or (ii) which is controlled by, which has been incorporated for the benefit of, or whose economic interests are essentially equivalent to those of, the individuals referred to in item (i); and
(e)	all persons who execute trades on his or her behalf;

“CEO” shall mean the chief executive officer of ProQR Therapeutics N.V.

“Company” shall mean ProQR Therapeutics N.V.;

“Derivative Instrument” shall mean a financial instrument of which the value is determined, or partly determined, by the value of Ordinary Shares (including options, futures and swaps);

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

“Financial Instrument”; shall mean an Ordinary Share or a Derivate Instrument;

“Inside Information” shall mean awareness of information that qualifies as material, non-public information about the Company, which could reasonably be expected to affect the price of Financial Instruments;

“Insiders” shall initially mean the members of the Board, as well as:

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

(a)	any person who determines or co-determines the Company’s daily affairs, or supervises the Company’s policies and general affairs;
(b)	any person having access to Inside Information as a result of his or her employment, profession or position; and
(c)	any person having Inside Information as a result of his or her involvement in criminal acts; and
(d)	the Company’s and its subsidiaries’ employees (including consultants and freelancers providing services who are well embedded within the organization (such at the discretion of the Securities Trading Compliance Officer);

“Board” shall mean the Company’s Board;

“Ordinary Shares” shall mean the ordinary shares in the Company’s share capital which are listed on NASDAQ;

“Rule 10b5-1 Plan” shall mean a trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 of the Exchange Act;

“SEC” shall mean the United States Securities and Exchange Commission;

“Securities Trading Compliance Officer” shall mean the VP Legal (or, in the absence of the VP Legal, the CFO);

3.	Examples of Inside Information

While it is not possible to identify in advance all information that will be considered Inside Information, examples could include non-public information concerning the following matters:

(a)	important information regarding the Company’s financial position and/or results:
(i)	the Company’s financial condition, results of operations or cash flows;
(ii)	the Company’s projections, forecasts or expectations, information that indicates that the Company’s financial results may exceed or fall short of such projections, forecasts or expectations, or significant differences from previous projections, forecasts or expectations;
(iii)	the announcement of periodic financial results;
(iv)	the introduction or development of significant new products or services;
(v)	substantial changes in loans and collateral provided for such loans, including the breaking of covenants;
(vi)	the cancellation of important credit facilities by one or more banks;
(vii)	substantial changes to the financial reporting procedure;
(viii)	negative equity;
(ix)	changes in auditors, auditor notification that the Company may no longer rely on the auditor’s report, or any other information related to the auditors’ activities;
(x)	actual or threatened litigation, governmental investigations or other regulatory processes or requirements;
(xi)	important legal claims, product liability or environmental damages;
(xii)	cybersecurity risks and incidents, including the discorvery of significant vulnerabilities or breaches;
(xiii)	changes in the Company’s credit ratings;
(xiv)	insolvency of relevant debtors;
(xv)	changes in the value of the Company’s assets;

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

(xvi)	physical destruction of uninsured goods;
(xvii)	the acquisition, or the increase or decrease in value of, licenses, patents or registered trademarks;
(b)	important information regarding the Company’s strategy:
(i)	pending or contemplated mergers, demergers, acquisitions, asset purchases or sales, purchase or sale of important shareholdings or business units, or similar transactions;
(ii)	the initiation, change or termination of important joint ventures or partnerships;
(iii)	changes in the Company’s investment policy;
(iv)	receiving acquisition bids for relevant assets, shareholdings or business units;
(v)	withdrawal from or entry into new core business areas;
(vi)	the potential gain or loss of a major supplier, customer, order or contract;
(vii)	changes in the value of the Company’s Ordinary Shares;
(viii)	restructurings or reorganizations that have an effect on the Company’sassets and liabilities, financial position or profits and losses;
(ix)	changes to the Company’s strategy and radical changes to its business;
(x)	filing for suspension of payments or bankruptcy;
(xi)	dissolution of the Company;
(c)	important information on capital and governance:
(i)	changes in senior management;
(ii)	securities offerings (including debt securities or warrants to buy or subscribe for securities), capital reductions, or other events regarding the Company’s shares, including stock splits or reverse stock splits;
(iii)	changes to the rights attached to the Ordinary Shares;
(iv)	dividend announcements, including the ex-dividend date or changes thereto and changes to dividend policy;
(v)	significant changes to the distribution of share ownership and/or free float;
(vi)	the initiation or implementation of protective measures;
(vii)	decisions concerning buy-back programs or transactions in Ordinary Shares;

Material information is “non-public” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Securities Trading Policy, information will be considered public after the completion of one full day of trading following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

It should be noted that the fact that an event does not appear on the above list does not mean it cannot be Inside Information, nor does the fact that an event is included on the above list mean that it automatically will be Inside Information. This assessment should be made on a case- by-case basis.

It should also be noted that Inside Information also encompasses information which relates indirectly to the Company or to the trading in Ordinary Shares.

4.	Prohibition on the Use or Disclosure of Inside Information and Tipping

Insiders are prohibited from:

(a)	using Inside Information to conduct or effect (or attempting to conduct or effect) a transaction in Financial Instruments (whether directly or through others on an Insider’s behalf), which includes purchasing or selling Financial Instruments while the Insider is aware of any Inside Information;
(b)	disclosing Inside Information relating to the Company or Financial Instruments to a third party;
(c)	recommending or inducing a third party to conduct or effect transactions in Financial Instruments;
(d)

pledging Financial Instruments as collateral for a loan (or modifying an existing pledge) unless the pledge (or modification of the pledge) would not violate applicable laws or regulations and has been approved by the Company’s Audit Committee;

(e)	selling any Financial Instruments that are not owned by such Insider at the time of the sale (a “short sale”);
(f)

buying or selling puts, calls, other Derivative Instruments or an opportunity, direct or indirect, to profit from any change in the value of Financial Instruments or engaging in any other hedging transaction with respect to Financial Instruments, at any time, unless such transaction would not violate applicable laws or regulations and has been approved by the Company’s Audit Committee;

(g)	using Financial Instruments as collateral in a margin account; or
(h)

giving or making any other transfer of Financial Instruments without consideration (e.g., a gift or other distributions in kind) during a period when the Insider is not permitted to trade under applicable laws and regulations and/or this Securities Trading Policy.

5.	Prohibition on Market Manipulation

Insiders and others are also prohibited from doing the following:

(a)	to conduct or effect a transaction in, or a trading order for, Ordinary Shares which gives, or is likely to give, false or misleading signals as to the offer of, demand for or price of those Ordinary Shares;
(b)	to conduct or effect a transaction in, or a trading order for, Ordinary Shares in order to maintain the price of those Ordinary Shares at an artificial level;
(c)	to conduct or effect a transaction in, or a trading order for, Ordinary Shares using deception or contrivance; or
(d)	to disseminate information which gives, or is likely to give, false or misleading signals as to the offer of, demand for or price of Ordinary Shares, while the disseminator of such information knows or should reasonably suspect such information to be false or misleading.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

6.	Reporting and Pre-Clearing of Transactions

All Insiders and their respective Affiliated Persons, as well as any other person specified from time to time by the Securities Trading Compliance Officer, must pre-clear their respective contemplated transactions as referred to in this paragraph 6 with the Securities Trading Compliance Officer. A pre-clearing request should be made by means of submitting a request to the Securities Trading Compliance Officer by email, stating the details of the transaction (including in any event the number and type of Financial Instruments concerned and any further details as may be requested by the Securities Trading Compliance Officer). Insiders may make a pre-clearing request on behalf of their respective Affiliated Persons. A pre-clearing request must be made in a timely manner and at least two (2) trading days prior to the proposed transaction date, so that the Securities Trading Compliance Officer can coordinate, prepare and make any such filings with the SEC and/or filings with or notifications to any other competent authority, as may be required under applicable securities laws and regulations. In reviewing trading requests, the Securities Trading Compliance Officer may consult with other officers and/or outside legal counsel and will seek approval of their own trades from the CFO, or the CEO in the absence of the CFO.

7.	Prohibition on Transactions During a Blackout Period

Without prejudice to the prohibitions described in paragraphs 4 and 5 of this Securities Trading Policy, Insiders are not permitted to trade in Financial Instruments, whether directly or indirectly, during any of the following blackout periods:

(a)	the period, if designated by the Securities Trading Compliance Officer in his/her discretion, commencing at the close of market 21 days before the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings, and ending at the market open on the second full trading day following such announcement;
(b)	the period of 30 days immediately preceding the announcement of a dividend or an interim dividend;
(c)	the period of one month immediately preceding the first publication of a prospectus relating to a share issuance by the Company, unless the Company can demonstrate that the decision-making process takes less than one month, in which case such shorter period shall apply; or
(d)	any additional blackout period imposed by the Company, for example:
(i)	a period during which the Company is in the process of assembling potentially material information for public dissemination (other than as described under (a) through (c) above) by means of a press release, filing with the SEC or by other means; or
(ii)	because of material developments, or potentially material developments, known to the Company and not yet disclosed to the public.

From time to time, the Securities Trading Compliance Officer shall inform the Insiders of all blackout periods as referred to under (a) through (d) above (e.g., by means of an announcement on the Company’s intranet or by email), as promptly as practicable if and when the occasion arises.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

8.	Other Restrictions and Requirements for Insiders

Without prejudice to the prohibitions described in paragraphs 4, 5 and 7 of this Securities Trading Policy, Insiders:

(a)	should refrain from any use of Inside Information, and should avoid the mixing of corporate interests with personal interests, or the reasonably foreseeable appearance thereof;
(b)	should treat available information derived from a corporate environment in a prudent manner, and should separate such information from their private domain;
(c)	are not permitted to do any of the following:
(i)	to conduct a transaction in Financial Instruments, if this could reasonably create the appearance of using, or being able to use, Inside Information;
(ii)	to sell Financial Instruments within six months after having purchased any such Financial Instrument, or to purchase Financial Instruments within six months after having sold any such Financial Instrument;

Insiders are required to provide to the Securities Trading Compliance Officer any information concerning transactions in Financial Instruments conducted by them, at their instruction, or for their benefit, that is necessary for the Securities Trading Compliance Officer to ensure and monitor compliance with this Securities Trading Policy. Insiders are also required to instruct and authorize their bank, investment manager or other institution where their respective securities accounts are administered to provide any information to the Securities Trading Compliance Officer concerning transactions as referred to in the previous sentence.

If Insiders leave the Company or are no longer associated with the Company for any reason, this Securities Trading Policy, including, if applicable, the Reporting and Pre-Clearing of Transactions procedures described in Section 6, will continue to apply to those Insiders and their Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which the Insider leaves the Company (if applicable) or (2) the first trading day after any material nonpublic information known to the Insider has become public or is no longer material.

9.	Exceptions

Transactions conducted or effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the pre-clearing procedures described in paragraph 6 or the trading restrictions during blackout periods described in paragraph 7. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under U.S. federal securities laws for trading plans that meet certain requirements. A Rule 10b5-1 Plan enables Insiders to establish arrangements to trade in Financial Instruments during blackout periods described in paragraph7, even when in possession of Inside Information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

(a)	satisfy the requirements of Rule 10b5-1 of the Exchange Act;
(b)	be documented in writing;
(c)	be established outside a blackout period described in paragraph 7 and at a time when such Insider does not possess Inside Information; and
(d)	be pre-approved by the Securities Trading Compliance Officer.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

Prior to approving a Rule 10b5-1 Plan, the Securities Trading Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Securities Trading Compliance Officer deems to be in the best interests of the Company. Any proposed deviation from, or alteration to, the specifications of a pre-approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale as described therein) must be reported immediately to the Securities Trading Compliance Officer. Any modification or termination of a Rule 10b5-1 Plan previously approved by the Securities Trading Compliance Officer requires a new approval by the Securities Trading Compliance Officer. The Securities Trading Compliance Officer may require as a condition to such approval that the modification or termination occur during a trading window, that the Insider not be aware of material nonpublic information and that additional conditions, such as a cooling off period, must be satisfied.

The pre-clearing procedures described in paragraph 6 and the trading restrictions during blackout periods described in paragraph 7 do not apply to the following transactions:

(e)	The exercise of an option to acquire Financial Instruments when payment of the exercise price is made in cash. However, the Financial Instruments acquired upon the exercise of such an option will be subject to all of the requirements of this Securities Trading Policy, including those described in paragraphs 6 and 7.
(f)	The use of outstanding Financial Instruments to constitute all or part of the exercise price of an option to acquire Financial Instruments, any net option exercise, any exercise of a share appreciation right, share withholding, any sale of Ordinary Shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option to acquire Financial Instruments.

For the avoidance of doubt, the exceptions stipulated in this paragraph 9 shall not exempt persons subject to this Securities Trading Policy from restrictions or prohibitions that follow from mandatory applicable laws and regulations.

10.	Penalties for Violation

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of office or employment. In addition to any disciplinary action the Company may take, violation of any of the foregoing rules can result in administrative, civil and/or criminal proceedings which can result in significant fines and/or civil penalties, being barred from service as an officer or director of a public company, or being sent to jail.

11.	Dispensation by the Securities Trading Compliance Officer

At the request of an Insider, the Securities Trading Compliance Officer may grant dispensation from the pre-clearing requirements described in paragraph 6 and/or the prohibitions and restrictions described in paragraphs 7 and 8 of this Securities Trading Policy, but only in exceptional circumstances and only in consultation with the CEO. A dispensation request shall be made in writing and shall be supported by reasons. Any dispensation granted by the Securities Trading Compliance Officer shall be granted in writing.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

12.	Contact Details, Powers and Duties of the Securities Trading Compliance Officer

Pieter Erik de Ridders, VP Legal, is the Company’s Securities Trading Compliance Officer. The Securities Trading Compliance Officer can be reached as follows:

Telephone: +31 (0)88 1667000 or +31647011435

Email: pederidders@proqr.com

In case (and for the duration) of absence or inability to act of the Securities Trading Compliance Officer, Dennis Hom, CFO, shall replace, and shall have all duties and powers of, the Securities Trading Compliance Officer. Mr. Hom can be reached as follows:

Telephone: +31 (0)88 1667000

Email: dhom@proqr.com

The Securities Trading Compliance Officer has the duties and powers conferred by this Securities Trading Policy. The Board may confer additional duties and powers on the Securities Trading Compliance Officer as it deems appropriate.

The Securities Trading Compliance Officer is authorized to hold an inquiry, or to procure the holding of an inquiry, into transactions in Financial Instruments conducted by, at the instruction of, or for the benefit of an Insider. The Securities Trading Compliance Officer may report in writing on the outcome of any such inquiry to the CEO, but only after the subject of the inquiry has been given the opportunity to respond to the outcome thereof.

Within three months after the end of every year, the Securities Trading Compliance Officer shall report to the CEO on how he or she has exercised his or her duties and powers under this Securities Trading Policy.

13.	Document History

Revision number	Reason
01	NA, new document
02	Change of ProQR entity and Compliance Officer names; Sections updated to comply with changes in applicable law. Section 6 “Insiders list” has been deleted due to this reason.
03	Formatting changes; section 1 ‘summary’ included; change of Compliance Officer names; addition of summary.
04	Section 8 ‘by email’ included; change of Compliance Officer replacement name.
05	Section 8 ‘by email’ included; change of Compliance Officer replacement name.
06	Various minor textual changes.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM

07	Changes made in relation to one-tier governance structure.
08	Changes on: back-up scenario for Securitied Trading Compliance Officer; cooling off period; quarterly closed periods at discretion Sec Trading Compliance Officer; 10b5.

PROQR THERAPEUTICS	LEIDEN, THE NETHERLANDS	CAMBRIDGE, USA	+31 88 166 7000	WWW.PROQR.COM